Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended June 30,
	2005		2004
Earnings available to cover fixed charges:
Income from continuing operations	$12,092		$14,399
Interest expense	18,378		16,591
Minority interest convertible into Common Stock	510		474

Earnings available to cover net fixed charges	$30,980		$31,464

Fixed charges:
Interest expense	$18,378		$16,591
Interest capitalized	2,887		1,504

Fixed charges	$21,265		$18,095
Preferred stock dividends	4,468		3,203

Fixed charges and preferred stock dividends	$25,733		$21,298

Earnings available to cover fixed charges	$30,980		$31,464
Divided by fixed charges	$21,265		$18,095

Ratio of earnings to fixed charges	1.5	x	1.7	x

Earnings available to cover fixed charges	$30,980		$31,464
Divided by fixed charges and preferred stock dividends	$25,733		$21,298

Ratio of earnings to combined fixed charges and preferred stock dividends	1.2	x	1.5	x

Exhibit 12

(continued)

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Six Months Ended June 30,
	2005		2004
Earnings available to cover fixed charges:
Income from continuing operations	$22,454		$26,143
Interest expense	36,437		32,267
Minority interest convertible into Common Stock	1,019		948

Earnings available to cover fixed charges	$59,910		$59,358

Fixed charges:
Interest expense	$36,437		$32,267
Interest capitalized	4,889		3,370

Fixed charges	$41,326		$35,637

Preferred stock dividends	8,936		5,386

Fixed charges and preferred stock dividends	$50,262		$41,023

Earnings available to cover fixed charges	$59,910		$59,358
Divided by fixed charges	$41,326		$35,637

Ratio of earnings to fixed charges	1.4	x	1.7	x

Earnings available to cover fixed charges	$59,910		$59,358
Divided by fixed charges and preferred stock dividends	$50,262		$41,023

Ratio of earnings to combined fixed charges and preferred stock dividends	1.2	x	1.4	x